UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PAYCOM SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Paycom Software, Inc.

7501 W. Memorial Road

Oklahoma City, Oklahoma 73142

(405) 722-6900

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2023

To the Stockholders of Paycom Software, Inc.:

This proxy statement supplement, dated April 24, 2023 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A of Paycom Software, Inc. (the “Company”), dated March 28, 2023, as supplemented by that certain proxy statement supplement dated April 3, 2023 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on May 1, 2023 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Amendment to the Company’s Amended and Restated Bylaws

In response to stockholder feedback, on April 21, 2023, the Board of Directors (the “Board”) of the Company amended and restated the Company’s existing amended and restated bylaws to remove the requirements that, in connection with the nomination of any nominee to stand for election to the Board, a proposing stockholder’s timely notice to the Secretary of the Company set forth or include as to the proposing stockholder (i) any plans or proposals on the part of such proposing stockholder or any related person of such proposing stockholder to nominate directors at any other public company within the following 12 months and (ii) any proposals or nominations submitted on behalf of such proposing stockholder or any related person of such proposing stockholder seeking to nominate directors at any other public company within the previous 36 months, whether or not such proposal or nomination was publicly disclosed.

Voting Matters

Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action unless you wish to change your vote. If you are a “street name” holder and wish to change your vote, please refer to the instructions provided by your broker, bank or other nominee. If you are a record holder and wish to change your vote, please refer to the instructions in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

/s/ Craig E. Boelte
Craig E. Boelte
Chief Financial Officer
April 24, 2023